                                                                    Exhibit 99.1

NEWS RELEASE                                  Contact: Derek Gaertner
For Immediate Release                                  580 2nd Street, Suite 102
                                                       Encinitas, CA 92024
                                                       Phone: (760) 479-5075

                           MACC PRIVATE EQUITIES INC.
                      ANNOUNCES RESULTS OF FISCAL YEAR 2008

ENCINITAS,  CALIFORNIA  -- (December  19,  2008) -- On December  19, 2008,  MACC
Private  Equities Inc.  (NASDAQ Capital  Market:  MACC) announced the results of operations for its fiscal year 2008 and the completion of its annual audit.

         For  fiscal  year  2008,  MACC  recorded  total  investment  income  of
$955,563,  as compared to total  investment  income of $996,627  for fiscal year
2007.  The  decrease  in  investment  income  was the net  effect of a  $267,015 decrease in interest income and a $225,951  increase in dividend  income.  Total operating  expenses  for  fiscal  year  2008 were  $1,403,354,  as  compared  to
$1,853,607 for fiscal year 2007. The decrease in total operating expenses is the net effect of a $390,866  decrease in interest  expense,  a $49,168  decrease in management fees, a $143,732  decrease in incentive fees, a $123,590  increase in professional  fees, and an increase of $9,923 in other expenses.  Net investment expense for fiscal  year 2008 was  $447,791,  as  compared  to a net  investment expense of $786,487 in fiscal year 2007.

         Net realized gain on  investments  for fiscal year 2008 was $687,269 as compared to a net realized gain on  investments  of  $1,351,456  for fiscal year
2007. During the fiscal 2008, MACC had unrealized  depreciation of $2,938,982 at
September  30, 2008, a change of  $1,294,629  from the  $1,644,353 of unrealized depreciation at September 30, 2007.

         These items resulted in a net decrease in net assets from operations at the end of fiscal year 2008 of $1,085,829,  as compared to a net decrease in net assets from operations at the end of fiscal year 2007 of $97,424. MACC net asset value at September  30, 2008,  was  $10,434,981  as compared to  $11,520,810  at
September  30,  2007.  MACC's net asset  value per share  decreased  to $4.23 at
September 30, 2008, from $4.67 at September 30, 2007.

         MACC is a  business  development  company  in the  business  of  making investments  in small  businesses  in the United  States.  MACC common  stock is traded on the Nasdaq Capital Market under the symbol "MACC."

This  press  release  contains  certain  forward-looking  statements  within the meaning  of the  Private  Securities  Litigation  Reform  Act of 1995 (the "1995
Act").  Such  statements  are  made  in  good  faith  by  MACC  pursuant  to the safe-harbor  provisions of the 1995 Act, and are  identified as including  terms such as "may," "will," "should," "expects," "anticipates," "estimates," "plans,"
or similar language. In connection with these safe-harbor  provisions,  MACC has identified  in its  Annual  Report to  Shareholders  for the  fiscal  year ended
September 30, 2008,  important factors that could cause actual results to differ materially from those contained in any  forward-looking  statement made by or on behalf of MACC,  including,  without limitation,  the high risk nature of MACC's portfolio  investments,  the effects of general  economic  conditions  on MACC's portfolio  companies  and the ability to obtain future  funding,  any failure to achieve  annual  investment  level  objectives,  changes  in  prevailing  market interest rates, and  contractions in the markets for corporate  acquisitions and initial  public  offerings.  MACC  further  cautions  that such  factors are not exhaustive or exclusive.  MACC does not undertake to update any  forward-looking statement which may be made from time to time by or on behalf of MACC.

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